EXHIBIT 5.1
August 3, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

On or about the date of this letter, Allwaste Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 1,870,771 shares (the "Shares") of the Company's common stock, par value $.01 per share. The Shares are subject to issuance on the exercise of options granted, or to be granted, under the Company's Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan (the "Plan").

In my capacity as Vice President, General Counsel and Secretary of the Company, I have examined and am familiar with the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Corrected Bylaws, minutes of all meetings of directors, committees of directors, and stockholders, and other documents (including the Plan) that I have deemed relevant or necessary as the basis of my opinions as set forth herein.

Based on the foregoing, it is my opinion that the Shares have been duly and validly authorized and will, on issuance and delivery as contemplated in the Plan, be validly issued, fully paid and non-assessable shares of the Company's capital stock.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

William L. Fiedler
Vice President, General Counsel,
and Secretary